Exhibit 23.1


                          Independent Auditors' Consent

The Board of Directors and stockholders
Oregon Steel Mills, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-26739, 33-58302, 33-68732 and 333-86980) on Forms S-8 of Oregon Steel
Mills, Inc. of our reports dated March 5, 2004, with respect to the consolidated balance sheet of Oregon Steel Mills, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, and related financial statement schedule, which reports appear in the December 31, 2003, annual report on Form 10-K of Oregon Steel Mills, Inc.

(signed) KPMG LLP


Portland, Oregon
March 15, 2004